Consent of Independent Registered Public Accounting Firm

The Board of Trustees
Calvert Social Investment Fund:

We consent to the use of our report, incorporated herein by reference, dated November 25, 2015, with respect to the financial statements of the Calvert Conservative Allocation Fund, Calvert Moderate Allocation Fund, and Calvert Aggressive Allocation Fund, each a series of Calvert Social Investment Fund, as of September 30, 2015, and to the references to our firm under the heading "Financial Highlights" in the Prospectus and under the headings "Portfolio Holdings Disclosure", "Independent Registered Public Accounting Firm and Custodian", and "Fund Service Providers" in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania
March 21, 2016